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                                                                     EXHIBIT 8.2



                       [Haynes and Boone, LLP letterhead]



November 24, 2003



TMBR/Sharp Drilling, Inc.
4607 W. Industrial Blvd.
Midland, Texas 79703



Ladies and Gentlemen:



     We have acted as counsel to TMBR/Sharp Drilling, Inc., a Texas corporation (the"COMPANY"), in connection with the proposed merger (the "MERGER") of Company with and into Patterson-UTI Acquisition, LLC, a Texas limited liability company("SUB"), which is a wholly-owned subsidiary of Patterson-UTI Energy, Inc., a Delaware corporation ("PARENT"), pursuant to the Agreement and Plan of Merger, dated as of May 26, 2003 (the "MERGER AGREEMENT"), entered into by and among Parent, Sub and Company. Company has requested that we deliver an opinion to the holders of Company Shares (defined in the Merger Agreement) to the effect that the Merger will constitute a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended, in connection with the proxy statement/prospectus (the "PROXY STATEMENT/PROSPECTUS") that forms a part of the registration statement on Form S-4 of Parent to which this opinion is filed as an exhibit (the "REGISTRATION STATEMENT").



     We hereby confirm to you that the discussion set forth under the heading "Material United States Federal Income Tax Consequences" in the Proxy Statement/Prospectus is our opinion insofar as such discussion constitutes statements of U.S. federal income tax law or legal conclusions to the holders of the Company Shares, subject to the limitations set forth therein.



     No opinion is expressed as to any matter not specifically addressed above, including the tax consequences of the Merger under state, local or non-United States laws and the reasonableness of the assumptions relied upon by us in rendering the opinion set forth herein.



     This opinion is furnished to you solely for use in connection with the Merger, as described in the Merger Agreement and the Proxy Statement/Prospectus, and is not to be used, circulated, quoted, or otherwise referred to for any other purpose without our express written consent. In accordance with Item 601(b)(23) of Regulation S-K under the Securities Act of 1933, as amended, we hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and the use of our name in the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under
Section 7 and Section 11 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.



                                          Very truly yours,



                                          /s/ HAYNES AND BOONE, LLP



                                          HAYNES AND BOONE, LLP